UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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THESTREET.COM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2008

Dear Stockholder:

I am pleased to invite you to attend TheStreet.com Inc.’s Annual Meeting of Stockholders, which will be held on Thursday, May 29, 2008, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004. All stockholders of record as of the close of business on April 14, 2008 are entitled to vote at the Annual Meeting. I urge you to be present in person or represented by proxy at the Annual Meeting.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Annual Meeting, which includes (i) the election of three directors of the Company, (ii) a proposal to amend the Company’s 2007 Performance Incentive Plan and (iii) the ratification of the appointment of Marcum & Kliegman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, I urge you to review the accompanying material carefully and to vote as soon as possible. You may vote by marking, signing, dating and returning the enclosed proxy card. Alternatively, you may vote over the Internet or by telephone.

Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that you may have. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of TheStreet.com.

Sincerely,

Thomas J. Clarke, Jr.
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TheStreet.com, Inc. (the “Company”) will be held on Thursday, May 29, 2008, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004. A proxy card and a Proxy Statement for the Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

(1)	The election of two Class III Directors for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2011;
(2)	A proposal to amend the Company’s 2007 Performance Incentive Plan;
(3)	The ratification of the appointment of Marcum & Kliegman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(4)	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on April 14, 2008 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE. YOU MAY VOTE ON THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Teresa F. Santos
Secretary

New York, New York
April 29, 2008

THESTREET.COM, INC.

i

THESTREET.COM, INC.
14 Wall Street
New York, NY 10005
(212) 321-5000

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2008

This Proxy Statement is being first mailed on or about April 29, 2008 to stockholders of TheStreet.com, Inc. (the “Company”) at the direction of the Board of Directors of the Company (the “Board”) to solicit proxies in connection with the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 29, 2008, commencing at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or at such other time and place to which the Annual Meeting may be adjourned or postponed. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

Only stockholders are invited to attend the Annual Meeting. Proof of ownership of the Company’s stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a stockholder of record, please bring personal identification (including photo identification) with you so we can check your name against our list of record holders. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Stockholders Entitled to Vote

The close of business on April 14, 2008 is the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had issued and outstanding 30,445,707 shares of common stock. The common stock constitutes the only outstanding class of voting securities of the Company.

Most stockholders of the Company hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Stockholder of Record — If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.
•	Beneficial Owner — If your shares are held in a stock brokerage account, by a bank, brokerage firm, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, brokerage firm, trustee, or nominee which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, brokerage firm, trustee, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your bank, brokerage firm, trustee, or nominee is obligated to provide you with a voting instruction form for you to use. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper form in the self-addressed, postage paid envelope provided by your bank, brokerage firm, trustee or other nominee.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

Proposals:		Board’s Voting Recommendation:
1.	Election of directors.	“FOR” each nominee to the Board
2.	Approval of the Company's 2007 Performance Incentive Plan, amended and restated.	“FOR”
3.	Ratification of the appointment of Marcum & Kliegman LLP as The Company’s independent registered public accounting firm.	“FOR”

The Board is not aware of any matters, other than the proposals described in this Proxy Statement, to be presented for a vote at the Annual Meeting. In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” Where you have appropriately specified how a proxy is to be voted, it will be voted accordingly. If you sign a proxy card or voting instruction form with no further instructions, the shares will be voted in accordance with the Board’s voting recommendations as specified above. Additionally, if you are a stockholder of record and you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our Bylaws.

Quorum and Voting Requirements to Elect Directors and Approve Each of the Proposals

Quorum

The presence (in person or by proxy) of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, brokerage firm, trustee, or nominee that is considered the stockholder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received specific voting instructions for that proposal from the beneficial owner.

Voting Requirements

Under current rules of the New York Stock Exchange to which its members are subject, certain proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Discretionary items include the election of directors and the ratification of Marcum & Kliegman LLP as our independent registered public accounting firm. On these matters, your bank, brokerage firm, trustee, or nominee that is considered the stockholder of record may vote your shares held in street name even if you have not given them specific voting instructions. However, the proposal to amend the Company's 2007 Performance Incentive Plan is considered non-discretionary. Accordingly, if you do not provide specific voting instructions for that proposal, a broker non-vote will occur. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

•	Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

•	The Proposal to Amend the Company's 2007 Performance Incentive Plan — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. An abstention will have the same effect as a vote against this proposal.
•	The Ratification of the Appointment of Marcum & Kliegman LLP as our Independent Registered Public Accounting Firm — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. An abstention will have the same effect as a vote against this proposal.

Stockholder ratification of the selection of Marcum & Kliegman LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of Marcum & Kliegman LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you wish to vote at the meeting, by bringing the enclosed proxy card or using the ballot provided at the meeting. If you are the beneficial owner of shares held in street name, you must submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee. If your shares are held in street name and you wish to vote at the meeting, you will need to contact the broker, trustee or nominee that holds your shares to obtain a “legal proxy” to bring to the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction form. Telephone and Internet voting for both stockholders of record and beneficial owners will be available 24 hours a day, and will close at 11:59 p.m. (Eastern Time) on May 28, 2008, the day before the Annual Meeting.

•	Vote by Internet — If you have Internet access, you may vote from any location in the world 24 hours a day, 7 days a week, at the Web site that appears on your proxy card or voting instruction form. Have your proxy card or voting instruction form in hand when you access the Web site and follow the instructions.
•	Vote by Telephone — If you live in the United States, you may use any touch-tone telephone to vote toll-free 24 hours a day, 7 days a week. Have your proxy card or voting instruction form in hand when you call.
•	Vote by Mail — You may do this by signing and mailing your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee and mailing it. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Please return it in the postage-paid envelope provided so that it is received by May 27, 2008.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. A representative of American Stock Transfer & Trust Co., our transfer agent, will tabulate the votes and act as the inspector of election.

Changing Your Vote

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Householding

Securities and Exchange Commission (“SEC”) rules now allow the Company to deliver a single copy of our Proxy Statement and Annual Report on Form 10-K to two or more registered stockholders residing at the same address if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to eliminate your receipt of duplicate mailings and to reduce our printing and postage costs. Accordingly, your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting us at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, Attention: Investor Relations, or by telephone at (212) 321-5000.

If your shares are held in street name, meaning through bank or brokerage accounts, you may have received a householding notice from your bank or broker. Stockholders who did not respond that they do not want to participate in householding are deemed to have consented to it, and only one copy of the proxy materials is being sent to them. Each stockholder will continue to receive a separate voting instruction form. Stockholders wishing to change this election with their bank or broker may contact their bank or broker directly, or contact Householding Elections by calling 1-800-542-1061, and be prepared to provide their name, the name of the brokerage firms or banks where their shares are held, and their account numbers. The revocation of a consent to householding will be effective 30 days following its receipt.

Copies of this Proxy Statement and our Annual Report on Form 10-K are available in digital form for download or review in the Investor Relations section of our web site at http://www.thestreet.com/investor-relations/index.html, under “SEC Filings.”

Lists of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 9:30 a.m. and 4:30 p.m. (Eastern Time) at our principal executive offices at 14 Wall Street, 15th Floor, New York, NY 10005, by contacting the Secretary of the Company at least 24 hours in advance.

Costs of Proxy Solicitation

All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, email, telephone or in person, without additional compensation. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy and solicitation materials to the beneficial owners of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, which are as equal in number as practicable. Members of each class hold office for staggered three-year terms. In addition, one director is elected by the holders of Series B Preferred Stock on an annual basis, at their discretion, pursuant to the Certificate of Designation for the Series B Preferred Stock and the agreements related to the investment by Technology Crossover Ventures (“TCV”) in the Company. However, such board member is not a member of a class of directors. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

The names of the nominees and current directors, their ages as of the date of the Annual Meeting, and certain other information about them are set forth below.

Nominees for Director

Thomas J. Clarke, Jr. and Jeffrey A. Sonnenfeld have each been nominated for election at the Annual Meeting as Class III directors to serve as a director for a three-year term expiring at our Annual Meeting of Stockholders in 2011, or until their respective successors have been duly elected and qualified. Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board of Directors and to serve if elected. It is intended that the persons named in the proxy will vote for the election of each of thesenominees. In case any of these nominees should become unavailable for election to the Board of Directors prior to the Annual Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

Thomas J. Clarke, Jr., age 51. Mr. Clarke is the chairman and chief executive officer of the Company. He joined the Company in October 1999 as president and chief operating officer and was appointed chief executive officer and made a director of the Company in November 1999. In October 2001, Mr. Clarke was appointed chairman of the Board. From 1984 through 1998, Mr. Clarke served in several capacities at Technimetrics, Inc. (a subsidiary of Knight-Ridder, Inc. from 1994 through 1998 and now part of Thomson Financial), most recently as chief executive officer. During his tenure, he helped to significantly enhance the value of Technimetrics. culminating in its sale to The Thomson Corporation in 1998. Mr. Clarke is a business information adviser for Plum Holdings LP, a venture capital fund based in Philadelphia that focuses on investing in early-stage media companies. Mr. Clarke serves on the Board of Directors of Live Deal. During 2007, Mr. Clarke attended 93% of the meetings of the Board.

Jeffrey A. Sonnenfeld, age 54. Dr. Sonnenfeld has served as a director of the Company since January 2003. In April 2005, Dr. Sonnenfeld was appointed the senior associate dean for executive programs at Yale University’s School of Management and the Lester Crown Professor of Management Practice. He had previously served as associate dean for the School of Management since 2001. From 1998, when he founded the Chief Executive Leadership Institute in Atlanta, Georgia, through the Institute’s 2001 acquisition by Yale, he served as the Institute’s president and chief executive officer. From 1988 to 1998, he was a professor at the Goizueta Business School of Emory University. Prior to this, he spent ten years as a professor at the Harvard Business School. During 2007, Dr. Sonnenfeld attended 100% of the meetings of the Board and 86% of the meetings of the Audit Committee.

The Board of Directors recommends that stockholders vote FOR each named nominee.

Current Directors

The current Class II directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2010, are as follows:

Daryl Otte, age 46. Mr. Otte has served as a director of the Company since June 2001. Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet. Prior to Ziff-Davis, Mr. Otte held various development and finance positions at Reed Elsevier PLC in the United States and abroad and in management consulting for Arthur Young & Company. During 2007, Mr. Otte attended 93% of the meetings of the Board and 100% of the meetings of the Audit Committee.

William R. Gruver, age 63. Mr. Gruver, a director of the Company since October 2003, spent 20 years at Goldman, Sachs & Co., where he was a general partner and served as Chief Administrative Officer of the equities division until his retirement from the firm in 1992. Still active in finance and business, he sits on the board of several private companies and charities, works as an international strategic consultant for financial firms in the U.S., the U.K., Italy and Switzerland, and is also a national arbitrator of the National Association of Securities Dealers. Mr. Gruver currently serves as the Distinguished Clinical Professor and Executive-in-residence at Bucknell University. During 2007, Mr. Gruver attended 93% of the meetings of the Board and 100% of the meetings of the Audit and Compensation Committees.

Jeffrey M. Cunningham, age 55. Mr. Cunningham was appointed to the Board in March 2006. From 1980 to 1998, Mr. Cunningham served in several capacities at Forbes, Inc., including publisher of Forbes magazine from 1993 to 1998. From 1998 to 2000, he served as president of the Internet media group of CMGI, Inc., an Internet incubator. From 2000 to 2002, he served as Managing Director of the Internet Finance Partners fund of Schroders plc. He has also served as managing director of New England Ventures LLC, an advisory and investment firm with interests in media and technology. In 2002, Mr. Cunningham founded Newsmarkets LLC, a publishing and Internet services firm and the publisher of Directorship magazine, and currently serves as its chairman. He also serves as chairman of Sapient Corporation, a leading IT consultant, and as a director of Countrywide Financial Corporation, a provider of mortgage lending and other finance-related services. During 2007, Mr. Cunningham attended 86% of the meetings of the Board and 100% of the meetings of the Compensation Committee.

The current Class I directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2009, are as follows:

James J. Cramer, age 53. Mr. Cramer is a co-founder of the Company and has served as a director since May 1998. In addition, Mr. Cramer has served as markets commentator and as advisor to the Company’s chief executive officer since his retirement from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000. Mr. Cramer served as co-host of the “Kudlow & Cramer” program on the CNBC television network from 2003 through December 2004 and currently hosts the “Mad Money” program and appears frequently on CNBC business news programs. From June 1996 to December 1998, he served as co-chairman of the Company. He has been a columnist and contributor to the Company’s publications since its formation in 1996 and has been an employee of the Company since 2001. During 2007, Mr. Cramer attended 93% of the meetings of the Board.

Martin Peretz, age 69. Dr. Peretz is a co-founder of the Company and has served as a director since May 1998. He served as co-chairman of the Company from June 1996 to December 1998. Since 1974, Dr. Peretz has served as the editor-in-chief of The New Republic magazine and was its chairman from 1974 through 2001. He was a member of the faculty of Harvard University from 1966 through 2002. Dr. Peretz also serves as a director of 11 mutual funds managed by the Dreyfus-Mellon Bank Group. During 2007, Mr. Peretz attended all of the meetings of the Board.

Derek Irwin, age 43. Mr. Irwin is the Senior Vice President, Finance for the Business Media division of The Nielsen Company. Mr. Irwin assumed his position in 2005. Prior to joining Nielsen, he served as Chief Financial Officer and member of the executive committee for Ziff-Davis Holdings. Before joining Ziff Davis, Mr. Irwin served in a number of senior-level finance positions with Monster Worldwide Inc, including Chief Financial Officer, Advertising & Communications, Americas, Chief Financial Officer for the Executive Search and eResourcing divisions in the Americas and for its Worldwide Executive Search Division. During 2007, Mr. Irwin attended all of the meetings of the Board and all of the meetings of the Audit Committee, subsequent to his appointment to the Board of Directors and Audit Committee.

One of our directors is to be elected by the holders of our Series B Preferred Stock, being TCV, on an annual basis, at their discretion, pursuant to the agreements related to their investment in the Company.

Jay Hoag, age 50. Mr. Hoag is a co-founder of Technology Crossover Ventures, a private equity and venture capital firm. Mr. Hoag has been a venture capitalist and technology investor for over 25 years. Prior to founding Technology Crossover Ventures, Mr. Hoag was a Managing Director at Chancellor Capital Management where he spent over 12 years as a technology focused venture capitalist and fund manager. Mr. Hoag serves on the Board of Directors of eHarmony.com, Inc., Netflix, Inc., R.J. O'Brien & Associates LLC., TechTarget, Inc., and Zillow, Inc., and on the Advisory Board of HRJ Capital, the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University and the Board of Trustees at the Menlo School. During 2007, Mr. Hoag attended all of the meetings of the Board subsequent to his appointment to the Board of Directors.

Executive Officers

The following sets forth certain information regarding executive officers of the Company, including their ages as of the date of the Annual Meeting. Information pertaining to Mr. Clarke, who is both Chairman of the Board of Directors and Chief Executive Officer of the Company, may be found in the section entitled “Current Directors.”

Eric Ashman, age 40, Chief Financial Officer. Mr. Ashman joined the Company in May 2006 from Text 100 Public Relations, an international technology public relations agency, where he served in various roles beginning as the North American finance manager in 1997 and finally as the Chief Financial Officer and Chief Operating Officer. Prior to his tenure at Text 100 Public Relations, Mr. Ashman founded an information management consulting venture, and worked in the areas of tax and audit at both Canby, Maloney & Company and Kenneth Leventhal & Company.

Steven Elkes, age 46, Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions. Mr. Elkes joined the Company in March 2007. Previously, he served as the Chief Financial Officer of Azoogle from October 2006 through March 2007. Prior to that, he served in a number of capacities at iVillage Inc. from August 1996 until its acquisition by NBC Universal, Inc. in May 2006. From June 2004 until the acquisition, Mr. Elkes served as Chief Financial Officer in addition to his duties as Executive Vice President, Operations and Business Affairs, a position he had held since July 2000, and Secretary, a position he had held since October 1999. From April 1999 to July 2000, Mr. Elkes served as Senior Vice President, Business Affairs, and from August 1996 to April 1999, Mr. Elkes held various management positions with iVillage, including Vice President, Business Affairs. Prior to that, he worked at CNA Insurance Company, serving as Vice President Credit/Structured Finance from August 1993 to August 1996, and as an Assistant Vice President from August 1991 to August 1993.

David Morrow, age 47, Editor-in-Chief. Mr. Morrow joined the Company in July 2001 and was appointed an executive officer in January 2007. Previously, he served as articles editor at SmartMoney magazine since early 2000, where he assisted in directing the magazine's consumer and investment coverage. He was employed at The New York Times from 1996 through 2000, covering personal finance, aviation and the pharmaceuticals industries.

Teresa Santos, age 33, General Counsel and Secretary. Ms. Santos joined the Company in April 2006 as Associate General Counsel. She was appointed General Counsel and Secretary in October 2007. Prior to joining the Company, Ms. Santos was an attorney practicing with the international law firm of ReedSmith LLP. She has extensive experience in both corporate and large law firm environments having worked in both private and public companies such as ETTE, Inc., Gordon Brothers Group, and Haemonetics Corporation.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The following discussion summarizes corporate governance matters relating to the Company, including director independence, Board and Committee structure, function and composition, and other governance charters, policies and procedures. For information on the Company’s corporate governance, including the text of the Company’s Certificate of Incorporation and Bylaws, the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and the Company’s Code of Business Conduct and Ethics, please visit the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Independence of Directors

The Board of Directors has determined that seven of its nine members are independent under the independence standards of listing requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Under these standards, a director is not independent if he has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with his exercise of independent judgment as a director. The independent directors are: Mr. Cunningham, Mr. Gruver, Mr. Hoag, Mr. Irwin, Mr. Otte, Dr. Peretz, and Dr. Sonnenfeld.

Board of Directors and Committees

The Board is responsible for directing and overseeing the business and affairs of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term shareholder value. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that in accordance with good corporate governance require Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met fourteen times, including telephone conference meetings, and acted by written or electronic consent seven times during the year ended December 31, 2007. During fiscal 2007, each member of the Board participated in at least 86% of all Board and applicable committee meetings held during the period for which he was a director.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 2007 are set forth below.

Audit Committee.  The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. The Audit Committee oversees the Company’s internal accounting and financial reporting procedures and reviews the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, to approve their fees and to evaluate their performance. The Company’s chief executive officer does not attend Audit Committee meetings unless requested by the Committee. The Audit Committee consists of Mr. Irwin, Mr. Gruver and Mr. Otte. Mr. Otte previously served as Chairman of the Audit Committee until November 2007, when he was replaced by Mr. Irwin. All of the current members of the Audit Committee satisfy Nasdaq and SEC independence requirements, as well as Nasdaq rules for financial literacy. In addition, the Board has determined that Mr. Irwin, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met eleven times during fiscal 2007. The Audit Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/investor-relations/ index.html under “Corporate Governance.”

Compensation Committee.  The Compensation Committee makes the final determinations concerning the base salary and incentive compensation of senior level employees and certain other individuals compensated by the Company, as well as awards granted to all employees, consultants and other individuals under the Company’s incentive compensation plans. The Compensation Committee currently consists of Mr. Gruver, who serves as chairman, and Mr. Cunningham, both of whom were appointed in April 2006. All of the current and former members of the Compensation Committee are independent under Nasdaq corporate governance listing standards. The Compensation Committee met twenty-eight times including telephone conference meetings, and acted by written consent two times during fiscal 2007. The Compensation Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/ investor-relations/index.html, under “Corporate Governance.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (i) identifies and evaluates potential director candidates, (ii) recommends candidates for appointment or election to the Board, and (iii) advises the Board on matters of corporate governance. The Nominating and Corporate Governance Committee consists of Dr. Sonnenfeld, who serves as chairman, and Dr. Peretz. All of the current and former members of the Nominating and Corporate Governance Committee are independent under Nasdaq corporate governance listing standards. The Nominating and Corporate Governance Committee met one time and acted by electronic consent one time during fiscal 2007. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members, by stockholders and by management. From time to time, the Committee may also engage third party search firms to assist it in identifying director candidates. The nominations of Mr. Clarke and Mr. Sonnenfeld were recommended to the Board of Directors by the Nominating and Corporate Governance Committee.

In evaluating director candidates for purposes of recommending nominees to the Board, the Nominating and Corporate Governance Committee will consider (among other factors the Committee may deem relevant) the candidate’s: (i) personal and professional ethics and integrity; (ii) business and professional experience in fields relevant to the Company’s business (including whether that experience complements the expertise and experience of the other directors); (iii) commitment to representing the interests of all stockholders of the Company; (iv) ability to devote sufficient time to Board activities; and (v) status under applicable independence requirements.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (i) name, address and biography of the candidate; (ii) statement from the candidate indicating his or her willingness to serve if elected; (iii) statement from the recommending stockholder indicating the particular skills or expertise the candidate would bring to the Board; (iv) name, address and phone number of the stockholder submitting the recommendation; (v) number of shares of the Company’s stock owned by the stockholder submitting the recommendation and the length of time such shares have been held; (vi) description of all relationships or arrangements between the stockholder and the proposed candidate; and (vii) any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement in the event the proposed candidate were to be nominated as a director.

Such submissions should be sent to the Company’s Nominating and Corporate Governance Committee, c/o the Secretary, at the Company’s principal executive offices. In order for a candidate to be considered for any annual meeting of stockholders, the submission must be received no later than the December 1st preceding such annual meeting.

The Nominating and Governance Committee will evaluate each potential candidate using publicly available information, biographical and other information obtained from the candidate (or the submitting stockholder), and may seek additional information from the potential candidate, the submitting stockholder, and/or other sources. The Committee and other members of the Board may hold interviews with selected candidates and contact the candidate’s references and/or other sources of first-hand information about the candidate. Individuals recommended by stockholders will be considered under the same criteria as candidates recommended by other sources. However, the Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. In evaluating current director candidates for re-election to the Board, the Committee may also take into consideration the director’s record of attendance at Board and committee meetings.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending an email to boardcommunications@thestreet.com or a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005.

The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties. Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis. Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders. Two of the seven members of the Board of Directors at the time of the Annual Meeting in 2007 attended in 2007.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available in the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.” The code was last amended in January 2005. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Related Person Transaction Policy and Procedures

Pursuant to the rules of Nasdaq, the Audit Committee reviews and approves or ratifies any transaction or series of transactions involving more than $20,000 in which the Company was, is or will be a participant, and in which any related person had, has or will have, a direct or indirect interest. For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee is required to consider the facts and circumstances of the transaction, including, without limitation, the following:

(1)	the related person’s relationship to the Company and interest in the proposed transaction;
(2)	the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;
(3)	the benefits to the Company of the proposed transaction;
(4)	the impact on a director’s independence;
(5)	the availability of other sources for comparable products or services;
(6)	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and
(7)	any other matters the Audit Committee deems appropriate.

In addition, the policy requires Audit Committee review and approval of all proposed contributions by the Company to any charitable or non-profit organization for which a related person serves as a trustee, officer or other principal. In the event the Company becomes aware of a related person transaction that was not reviewed and approved in advance, then the transaction will be submitted to the Audit Committee for evaluation as above, and (i) if the transaction is pending or ongoing, the Committee will determine the appropriate course of action, including ratification, amendment or termination, and (ii) if the transaction is completed, the

Committee will determine if rescission and/or disciplinary action is appropriate, and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain why the transaction was not properly submitted for prior approval and whether changes to the policy and procedures are recommended. No Audit Committee member may participate in any review, consideration or approval of any transaction with respect to which such member, or any of his or her immediate family members, is a related person.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Gruver and Mr. Cunningham. Each of them is independent, and neither of them are employees or former employees of the Company. During fiscal 2007, none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Compensation of Directors

During fiscal 2007, the Company provided the following total compensation to our directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
James J. Cramer(5)	—	—	—	—	—	—	—
Jeffrey Cunningham	50,250	60,004	—	—	—	674	110,928
William Gruver(6)	72,150	60,004	—	—	—	674	132,828
Jay Hoag(7)	2,950	—	—	—	—	—	2,950
Derek Irwin(7)	4,450	—	—	—	—	—	4,450
Daryl Otte(8)	65,900	60,004	—	—	—	674	126,578
Martin Peretz	39,450	60,004	—	—	—	674	100,128
Jeffrey Sonnenfeld(9)	51,950	60,004	—	—	—	674	112,628

(1)	The compensation paid to Mr. Clarke is reported in the Summary Compensation Table. He received no additional compensation for service as a director.
(2)	This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2007 for RSUs granted for fiscal 2007 in accordance with SFAS No. 123R. The grant date fair value for such RSUs was $8.90 for each of our non-employee directors. Each of the non-employee directors held 6,742 unvested RSUs as of December 31, 2007.
(3)	There were no unvested options held by the non-employee directors as of December 31, 2007.
(4)	Consists of dividends accrued on restricted stock units held by such Directors in fiscal 2007.
(5)	Mr. Cramer is an employee but not an executive officer of the Company. His compensation is described in this Proxy Statement under “Transactions with Related Persons.” He received no additional compensation for his service as a director.
(6)	Includes fee of $15,000 for duties associated with chairing the Compensation Committee.
(7)	Messrs. Hoag and Irwin were appointed to the board in November 2007.
(8)	Includes fee of $20,000 for duties associated with chairing the Audit Committee.
(9)	Includes fee of $5,000 for duties associated with chairing the Nominating Committee.

The compensation set forth in the preceding table was based on the following schedule of fees for 2007 compensation of non-employee directors:

•	Annual Retainer. Each non-employee director receives an annual retainer in the amount of $30,000 for service on the Company’s Board of Directors. The retainer is payable in arrears in equal quarterly installments (on March 31st, June 30th, September 30th, and December 31st) and prorated as necessary to reflect service commencement or termination during the quarter.

•	Equity Grant. Each non-employee director receives an annual grant of Restricted Stock Units (“RSUs”) awarded under an equity compensation plan approved by the Company’s shareholders. The RSUs are awarded on the first business day of each year and valued at $60,000 based upon the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31st of the previous year. The RSUs vest on the first anniversary of the date of grant. Vesting of the RSUs will automatically accelerate upon the occurrence of a change of control of the Company.
•	Meeting Fees. Each non-employee director is entitled to receive the following fees for participating in meetings of the Company’s Board and committees:
•	$1,500 for attending each Board meeting in person;
•	$450 for attending each committee meeting in person, for committee meetings that take place on the same day as Board meetings;
•	$700 for attending each committee meeting in person (other than committee meetings that take place on the same day as Board meetings);
•	$450 for participating in each Board or committee conference call, or participating by telephone in an otherwise in-person Board or committee meeting.
•	Chairmanship Fees. In addition to the fees set forth above, the chairman of the each committee receives the following additional annual fees (payable quarterly in arrears), to compensate him or her for the additional responsibilities and duties of the position:
•	Audit – $20,000
•	Compensation – $15,000
•	Nominating and Corporate Governance – $5,000

Non-employee directors are reimbursed for the expenses they incur in connection with attending Board and committee meetings. See “Transactions with Related Persons” for a discussion of certain agreements between the Company and James J. Cramer, a director of the Company.

Stock Ownership of Directors

In connection with the approval of the 2007 non-employee director compensation policy referenced above, the Board also adopted new guidelines for stock ownership by directors effective January 1, 2007. Pursuant to the new guidelines, each director is expected to beneficially own shares of the Company’s common stock (excluding shares underlying unexercised stock options) equal to at least $180,000 in value. Each current director is expected to be in compliance with the guideline by January 1, 2011. Each new director is expected to be in compliance with this guideline by the later of January 1, 2011 or the fourth anniversary of the date of his or her appointment as a director. The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

EXECUTIVE COMPENSATION

2007 Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) sets the base salary and incentive compensation of the Company’s executive officers, and is responsible for the administration of the Company’s 2007 Performance Incentive Plan.

Compensation Philosophy and Objectives

It is the philosophy of the Compensation Committee of the Board of Directors of the Company to enhance shareholders’ long term interests by (i) motivating executive officers to achieve the highest levels of performance; (ii) recruiting and retaining talented employees; (iii) competing with rapidly growing, respected public companies in businesses similar to ours within clear and rational guidelines; and (iv) creating a compensation environment driven by accountability.

We believe that our long-term success in our industry will increasingly be a function of company size. Our compensation programs are therefore designed to reward executives for enabling the Company to grow in both revenue and market capitalization. In 2007, the Compensation Committee viewed both revenue growth and net income as equally important metrics. We believe that compensation incentives based upon these measures create long-term shareholder value by focusing on disciplined growth.

Elements of Compensation and Linkage to Objectives

Elements of Compensation

Total compensation for our executive officers is primarily composed of the following elements: (1) Base salary, (2) a Bonus comprised of: (i) Short-term cash incentive (“STI”), and (ii) Long-term cash incentive (“LTI”), and (3) long-term equity awards. Both the long-term and short-term incentives are subject to continued employment and other terms.

Determination of Compensation

The determinations of the Compensation Committee regarding the appropriate form and level of executive compensation are ultimately judgments based on the Committee's assessment of the performance of the Company against its financial and strategic goals, the level of responsibility and individual performance of each executive officer, and executive compensation at comparable companies. At the request of the Committee, the chief executive officer makes compensation recommendations for the Company’s senior managers (including the named executive officers) other than himself. He also provides to the Committee his evaluations of each manager’s performance based upon the results of informal internal company reviews. The Committee discusses the recommendations and evaluations with the chief executive officer and amongst its members. Additionally, the Committee conducts a review of the chief executive officer’s performance with the Company’s Board of Directors. The Committee makes the final decisions on the compensation of all named executive officers.

In 2007 the Committee created a new, overall incentive compensation plan which was adopted by the Board and approved by shareholders at the Company’s annual meeting in 2007. The 2007 Performance Incentive Plan (the “Plan”) was intended to replace the Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”) as it was apparent to the Committee that the 1998 Plan could not long remain a viable vehicle for long-term compensation due to the low number of shares remaining available for awards and the need to update the plan to best comply with governing technical rules. In that connection, the Committee retained a compensation consultant, Ross Zimmerman, who at the time was employed at Hewitt Associates LLP but subsequently left Hewitt, together with several other consultants, to form Exequity LLP (the “Consultant”). The Consultant was engaged to (i) perform an assessment of our executive compensation programs as compared to an updated peer group of companies, and (ii) assist the Committee in the design of our annual incentive bonus program for 2007. Neither Hewitt nor the Consultant performs any services for the Company other than the executive compensation peer assessment and consulting services described herein. All decisions regarding the engagement of these consulting firms were made by the Committee.

The Consultant conducted a review of our executive compensation against a peer group comprised of companies of various sizes with a variety of business models, although nearly all provide Internet-related content services. The review compared each element of our executive compensation to peer group pay, using an average of amounts paid over a three-year period to account for uneven pay practices among the peer companies. The peer group consisted of companies deemed by the Consultant and the Committee to be roughly comparable to the Company: CNET Networks, Inc., Google Inc., The Knot, Inc., PlanetOut, Inc., Monster Worldwide, Inc., Morningstar, Inc., Move Inc., Bankrate, Inc., Valueclick, Inc., WebMD Health Corp., and Yahoo!, Inc. These companies, in terms of their operations and business model, are also representative of companies that compete for the same types of executive talent as does the Company.

Base Salary

Base salary is the basic element of direct cash compensation, designed to attract and motivate highly qualified executives. Accordingly, in setting base salary, the Compensation Committee intends to be competitive with other publicly traded companies in our industry of providing Internet-related content services (with the understanding, as described above, that such comparisons are imperfect). The Committee also considers the level of responsibility of the position and the level of experience of the executive. Additionally, in some circumstances, it is necessary to set compensation at levels that differ from median market levels, due to recruitment or retention considerations, to recognize roles that vary in responsibility from standard market positions, or to reward individual performance.

For 2007, with respect to executive officers other than Mr. Clarke, our chief executive officer, the Compensation Committee sought to accomplish the above goals by using the 50th percentile of the peer group as a guide while also exercising discretion with regard to individual performance with regard to base salary increases. Accordingly, the salary for our Chief Financial Officer, Eric Ashman, was raised 1.92% to 265,000, and the salary for our editor-in-chief, David Morrow, was raised 4.44% to $235,000. Mr. Clarke’s base salary for 2007 remained unchanged in 2007 because the Compensation Committee intended Mr. Clarke’s contractual salary to be an evergreen base salary subject only to discretionary increases. Evaluation of other CEO salary benchmarks by the Compensation Committee demonstrated to the Committee’s satisfaction that Mr. Clarke’s contractually set salary was within the appropriate level among the benchmarks. When Steven Elkes was hired as our new Chief Revenue Officer, his 2007 base salary was set contractually at $300,000 annually. When Teresa Santos was promoted to General Counsel and Secretary, her base salary was set at $200,000 annually, each reflecting the value in the marketplace of executives with similar skills and experience in business as well as negotiations with the individual and the needs of the Company in acquiring the individual.

Bonus

(i) Short Term Cash Incentive

The short term cash incentive of our executive compensation program is designed to provide a direct method of motivating executives to the achievement of corporate performance goals, and therefore links the payment of cash bonuses to annual financial performance measures that are deemed by our Board and Compensation Committee to be critical to our long-term success. Generally, in the past, the short-term, annual incentive element of our executive compensation has tended to be a larger portion of total compensation than among our peer companies, while the long-term, equity incentive portion has tended to be smaller. This is due to the following factors: (i) short-term, direct compensation has been viewed by the Board and the Committee as the most effective spur to our reaching profitability on a sustainable basis, (ii) the Internet industry is notable for its high volatility and rapid pace of change, which make annual incentives more appropriate and (iii) the Committee’s desire to reduce the potential dilution to shareholders resulting from excessive reliance on long-term equity compensation.

In 2007, the short-term cash incentive was based 50% on achievement of a revenue target and 50% on achievement of a net income target subject to the Committee’s discretion regarding revenue mix. Potential payout with respect to each measure ranges from 50% of the bonus opportunity for that measure for achievement of 80% of target performance to 200% of the bonus opportunity for achievement of 120% or more of target performance. The target bonus opportunity was 75% of salary for the Chief Executive Officer, 65% for the Chief Revenue Officer, and 50% of salary for the other names executive officers. However, the Committee has discretion to pay less than these amounts if in its judgment the bonus should be reduced. The short-term incentive is paid as soon as practicable after the end of the fiscal year. In 2007, pursuant to the Plan, the Committee determined that short-term compensation was based on the financial performance of the Company against three metrics: Revenue, Net Income, and Revenue Mix. The goals were based on the Company’s budget, as previously approved by the board. In addition, under the plan the Committee reserves subjective discretion to reduce award payouts, based upon the Committee’s evaluation of performance.

The Board and the Committee viewed revenue growth and fiscal discipline to be of paramount importance for 2007. Accordingly, the objective criteria used to measure financial performance in 2007 were net revenue and net income, each of which was equally weighted. The Committee derived the specific targets from our internal operating plan. The revenue target for the 2007 STI was $65.5 million, representing 28.8% growth from 2006 net revenue of $50.9 million. The adjusted net income target for the 2007 STI was $18.6 million, representing 19% growth from 2006 adjusted net income of $15.7 million. The targeted performance levels and payout percentages for the 2007 STI were as follows:

Actual Revenue/Net Income (As a % of Target)	Short-term Cash Incentive
Below 80%	0%
Between 80% and 100% of Target	A straight line sliding scale from 50% of the Target Bonus at 80% of targeted performance, up to 100% of Target Bonus at 100% of targeted performance
100% (Target)	100%
100% – 120% of Target	A straight line sliding scale from 100% of the Target Bonus at 100% of targeted performance, up to 200% of Target Bonus at 120% of targeted performance
120% and above	200%

The Company’s financial performance for 2007 reflected actual net revenue of $65.4 million (99% of the targeted level) and adjusted net income of $15.9 million (64% of the targeted level). In determining the appropriate amounts to authorize as payment of STI under the Plan, the Compensation Committee reviewed the performance goals established for 2007 performance as against both the specified goals and other important financial and operating metrics, particularly the failure to meet profit expectations for 2007. As a result, the Committee determined to use its authority under the Plan to exercise its subjective discretion to reduce potential payouts. The Committee determined that overall Company performance in 2007 was insufficient to merit bonus payouts to participants under the Plan and exercised its discretion to reduce the short-term incentive payouts to zero.

(ii) Long Term Cash Incentive

In light of the Committee’s desire to minimize the potential dilution to shareholders resulting from increased prospective reliance on long-term equity compensation, in 2007, the Committee granted a portion of the long-term incentive opportunities for the Company’s most senior executives as cash awards. The long-term incentive opportunity for each participant is based upon the performance of the Company’s stock as compared to a group of peer companies selected by the Committee. Earned values under these “phantom equity” awards will be paid out to the participants in cash over a three-year period beginning in December 2008.

The long-term cash incentive is based on a comparison of the Company’s Enterprise Multiple as compared to a peer group, on a sliding scale calculated within a range whose target is benchmarked at the Company’s performance against the peer group in 2007. The formula for calculating Enterprise Multiple is as follows:

Enterprise Value

Adjusted EBITDA (as defined)

The formula for calculating Enterprise Value is calculated as follows:

Market Capitalization + (Total Debt - Cash and Cash Equivalents)

EBITDA, or Earnings before Interest, Taxes, Depreciation and Amortization, is adjusted by excluding all of the following events that occur during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to a deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. If any company in the peer group is acquired or delisted during the year, that company will be excluded from the peer group for the full year in calculating the amount of the long term cash incentive.

To ensure consistency with the application of this provision, EBITDA is calculated as Operating Income, before Depreciation and Amortization, as reported from Thomson Financial, and then adjusted as outlined above. For purposes of calculating the Enterprise Multiple, the previous four reported quarters will be used to calculate a trailing 12 months EBITDA.

The Compensation Committee determined that this Enterprise Value calculation best aligned management with long-term shareholder interests.

The targeted performance levels and payout percentages for the 2007 LTI were as follows:

Level of Performance (As a % of Target)	Long-term Cash Incentive
Less than 50%	0%
100%	100%
50% – 150%	A straight line sliding scale up to 150% of Target Bonus at 150% of targeted performance.
150% and above	200%

The amount of long-term cash incentive earned is determined following the end of the 2007 plan year and converted into phantom shares of the Company which are credited to a bookkeeping account. The account will be credited with dividend equivalents, which will be converted into additional phantom shares. On December 31, 2008 (provided the executive is still employed by the Company), one-third of the phantom shares will vest, and the value thereof will be distributed to the executive in cash within 60 days. On December 31, 2009 (provided the executive is still employed by the Company), one-half of the remaining phantom shares will vest, and the value thereof will be distributed to the executive in cash within 60 days. Finally, on December 31, 2010 (provided the executive is still employed by the Company), the remaining phantom shares will vest, and the value thereof will be distributed to the executive in cash within 60 days.

The long-term cash incentive in 2007 resulted in crediting of the following number of phantom shares: Mr. Clarke — 13,964 phantom shares; Mr. Ashman — 7,822 phantom shares; and Mr. Morrow — 5,336 phantom shares.

Long-Term Equity Incentives

Additional long-term incentives are provided by equity awards under the Plan. The Plan authorizes the Compensation Committee to grant a variety of types of equity awards, including stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”). Long term equity awards enable our executive officers to maintain an equity interest in the Company, which aligns their financial interests with those of our shareholders.

Generally, to encourage executives to remain employed by the Company, stock options have vested and become exercisable in equal portions over the first three anniversaries of the grant date and expire on the fifth anniversary of the grant date. RSUs vest and automatically convert to common stock in equal portions over the first three anniversaries of the grant date. The Committee believes that the initial grant of options serves to quickly align the interests of a newly hired executive with the interests of our shareholders, and then the RSU award maintains that alignment, while also helping to minimize dilution. In determining long-term incentive awards, the Committee particularly considers longer-range strategic and financial objectives of the Company as a basis for long term incentive grants. In determining equity awards to executives in 2007, the Committee considered: the Company’s performance in 2007, the Company’s expected performance in 2008, the personal performance and contributions of the Company’s top executives, the effectiveness of incentive awards granted in prior years, the available share pool for grants to employees, the Company’s financial position, and competitive pressures for executive talent, among other important factors. On January 19, 2007, Mr. Clarke was granted 45,000 RSUs. This award was above the median level of the peer group as a result of the Board and the Committee’s recognition, in connection with the renewal of his employment agreement as discussed under “Employment Agreements,” below, that Mr. Clarke’s stewardship of the Company and his role in the Company’s growth and achievement merited higher long-term equity compensation. The award vests in three equal installments on each of the first three anniversaries of the grant date. In addition, on January 19, 2007, the Committee granted Mr. Ashman 12,000 RSUs, Mr. Morrow 15,000 RSUs and granted Ms. Santos 5,000 RSUs. In connection with his initial employment agreement, Mr. Elkes was granted 100,000 stock options on March 26, 2007.

Other Compensation

Our use of perquisites as an element of compensation is extremely limited. Currently, our executives are eligible to participate in Company-wide plans and programs such as the 401(k) plan (including Company match), group medical and dental, vision, long- and short-term disability, and health care and dependent care spending accounts, in accordance with the terms of the programs.

Impact of Tax and Accounting Treatment on Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation paid to certain executive officers to $1.0 million per officer in any one year. However, performance-based compensation can be excluded from this limitation so long as it meets certain requirements. Cash and equity awards granted under the 2007 Plan may, but need not be, structured so as to qualify as performance based compensation under Section 162(m). In general, the Company’s long-term and short-term cash incentives granted in 2007 were intended to qualify as performance based. Stock options are generally intended to qualify, and RSUs are generally not intended to qualify.

Base salary is expensed when earned and is not deductible over $1 million for covered employees. The Committee generally intends for compensation to qualify for full deductibility to the extent possible and advisable. Amounts potentially payable under the Plan are expensed during the year to the extent payout is deemed to be probable. Stock options and other stock-based awards (such as restricted stock units) are expensed under Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation.”

The employment and RSU award agreements of Mr. Clarke, Mr. Elkes, Mr. Morrow and Mr. Ashman (as well as of James Cramer, who is our second largest shareholder but is not an executive officer) contain provisions that allow remuneration to be delayed in order to avoid the imposition of additional taxes pursuant to Section 409A of the Code.

Severance and Change in Control Arrangements

The Company’s employment agreements with its named executive officers generally provide for severance and for remuneration in the event of a change in control. We believe such arrangements to be a necessary part of attracting and retaining an appropriate caliber of talent. Our severance and change-in-control programs generally provide levels of benefits that fall below median levels of coverage. We believe our arrangements are appropriate in light of the fact that similar agreements are regularly offered to senior executives and are a key element in a compensation package needed to attract and retain talented executives. Change in control arrangements, in particular, are intended to help ensure the objectivity of executives who would likely be involved in decisions regarding a potential change in control and who are at risk for job loss in such event. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a summary of the severance and change in control provisions for our named executive officers.

Equity Granting Practices

Historically, it has been the policy of the Compensation Committee to make annual grants of stock options and other equity-based awards under the Plan to our executives, members of our senior management team and other employees who make significant contributions to our success. In recent years, these grants have been made shortly following the end of the fiscal year, in order for the Committee to take into account the Company’s actual financial performance for the year. Grants are also made in connection with the hiring of certain prospective employees and occasionally at mid-year, in each case to those employees or prospective employees whom the Committee believes will have the ability to have an impact on the long term performance of our stock and should therefore have the opportunity to participate in its appreciation. For current employees, the grant date is the date the Committee approved the award or a prospective date set by the Committee, and for prospective employees, the grant date is the date they commence employment. Pursuant to the 2007 Plan, options have an exercise price equal to the closing market price of our common stock on the grant date. There is no relationship between the timing of an equity-based award and the Company’s release of material, non-public information. It is the policy of the Company that options may not be repriced without shareholder approval, and this policy has been made a specific feature of the 2007 Plan. See “Proposal 2 — Approval of the Company’s 2007 Performance Incentive Plan, Amended and Restated.”

Report of the Compensation Committee

In accordance with the SEC’s disclosure requirements for executive compensation, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has reviewed and discussed with the Company’s management the preceding Compensation Discussion and Analysis. Based on this review and these discussions with the Company’s management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2007 Proxy Statement of the Company.

Submitted by the Compensation Committee of the Company’s Board of Directors

William R. Gruver, Chairman
Jeffrey M. Cunningham

Summary Compensation Table

The following table shows the compensation earned or received during 2006 and 2007 by each of the Company’s named executive officers (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (2)(3)(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Phantom Compensation (1)(7) ($)	Non-Equity Incentive Plan Other Compensation(1) ($)	All Other Compensation(6) ($)	Total $
Thomas J. Clarke, Jr.(8) Chairman and Chief Executive Officer	2007	410,000	—	243,347	106,899	218,118	—	3,141	763,387
	2006	410,000	136,825	115,292	319,806	—	341,325	21,641	1,344,889
Eric Ashman(9) Chief Financial Officer	2007	265,000	—	33,012	160,148	124,526	—	—	458,160
	2006	129,363	100,230	—	78,933	—	—	2,587	311,113
Steven Elkes(10) Chief Revenue Officer and Vice President Mergers & Acquisitions	2007	230,682	—	—	118,460	—	—	—	349,142
David J. Morrow(11) Editor-in-Chief	2007	235,000	—	41,266	17,899	84,949	—	383	294,548
Teresa F. Santos(12) General Counsel and Secretary	2007	185,000	—	11,177	7,177	—	—	1,066	204,420
James Lonergan(13) President and Chief Operating Officer	2007	228,324	—	19,359	(19,513)	—	—	1,967	230,137
	2006	275,000	72,930	97,585	106,480	—	198,413	—	750,408
Jordan Goldstein(14) Vice President, General Counsel and Secretary	2007	151,250	—	—	(7,063)	—	—	363	144,550
	2006	215,000	30,702	—	62,134	—	83,528	2,150	393,514

(1)	For 2007, all short term and long term cash incentive opportunities were granted as performance awards under the 2007 Plan. Although certain of the performance goals for the short term incentive were met, the Committee exercised its discretion to reduce the payouts of the short term incentive to zero. Amounts shown in the in the “Non-Equity Incentive Plan” compensation column for 2007 reflect 2007 long term cash incentives which were earned but will be paid over a three year period subject to continued employment. The Compensation Committee exercised its discretion to reduce the payouts of the short term incentives based upon the Committee’s review of the Company’s financial performance and a focus on long term incentive compensation in 2007. For 2006, the Company’s annual incentive bonus program for management and other significant employees consisted of two components. The first component, which represented 60% of the bonus opportunity, was based upon the financial performance of the Company and is reported in the column entitled “Non-Equity Incentive Plan Compensation.” The second component, which represented 40% of the bonus opportunity, was discretionary, based on a subjective evaluation of the individual performance of each participant, and is reported in the column entitled “Bonus.” Because Mr. Ashman’s employment began in July 2006, his entire annual incentive bonus compensation for 2006 was discretionary, although pursuant to his employment agreement, he was guaranteed to receive at least 35% of his annual salary, or $91,000. For 2007, all incentive bonuses were granted under the 2007 Plan.
(2)	This table does not include the following grants made in January 2008: Mr. Clarke was granted 21,036 RSUs, 62,851 stock options, and 34,000 premium stock options. Mr. Ashman was granted 12,178 RSUs, 35,207 stock options, and 19,000 premium stock options. Mr. Elkes was granted 17,500 RSUs, 30,451 stock options and 16,500 premium stock options. Ms. Santos was granted 7,500 RSUs and 49,453 stock options. Mr. Morrow was granted 9,664 RSUs, 24,016 stock options, and 13,000 premium stock options.
One-third of these grants will vest on each of the first three anniversaries of the grant date. In addition, Mr. Clarke’s RSU agreement provides that 100% of the then unvested portion of his grant will immediately vest in the event of a Change of Control (as such term is defined in the Plan) or in the event Mr. Clarke’s employment is terminated by the Company without “Cause” or by Mr. Clarke with “Good Reason” (as such terms are defined in the employment agreement, dated September 17, 2007 between Mr. Clarke and the Company). Mr. Elkes’ employment agreement provides that 100% of the then unvested portion of his options will immediately vest in the event of a Change of Control (as such term is defined in the Plan). The RSU agreements of Mr. Ashman, Mr. Morrow, and Ms. Santos provide that, in the event of a Change of Control, 50% of the then unvested portion of the award will immediately vest. See “Potential Payments Upon Termination or Change-in-Control.”
(3)	The amounts in the Stock Awards column reflect the dollar amounts recognized as expense to the Company for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123(R), for RSU awards pursuant to the 1998 and 2007 Plan. Assumptions made in the calculation of these amounts are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, respectively, included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and March 14, 2008.
(4)	Each RSU award includes the grant of dividend equivalents with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash to the holder. The following amounts were credited as dividend equivalents for the named executive officers for RSUs granted in 2006 and 2007: Mr. Clarke: $9,000; Mr. Ashman: $1,200; Ms. Santos: $500 and Mr. Morrow: $1,500. These amounts are not reflected in the Stock Awards column.
(5)	The amounts in the Option Awards column reflect the dollar amounts recognized as expense to the Company for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123(R), for stock option awards pursuant to the 1998 and the 2007 Plan. Assumptions made in the calculation of these amounts are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(6)	Other compensation for Mr. Clarke consists of $1,641 paid by the Company for a term life insurance policy and $1,500 dividend payment for the vesting of Restricted Stock Units. Other compensation for Mr. Lonergan consists of $1,500 dividend payment for the vesting of Restricted Stock Units and $467 attributable to the Company’s matching of contributions Mr. Lonergan made to the 401(k) Plan. Other compensation for Ms. Santos consists of $1,066 attributable to the Company’s matching of contributions Ms. Santos made to the 401(k) Plan. Other compensation for Mr. Goldstein consists of $363 attributable to the Company’s matching of contributions Mr. Goldstein made to the 401(k) Plan. Other compensation for Mr. Morrow consists of $383 attributable to the Company’s matching of contributions Mr. Morrow made to the 401(k) Plan.
(7)	This column represents the dollar value of the LTI Phantom shares allocated in February 2008 based on the closing price of the Company’s common stock on December 31, 2007. Mr. Clarke was granted 13,964 phantom shares, Mr. Ashman was granted 7,822 phantom shares, and Mr. Morrow was granted 5,336 phantom shares. Phantom shares will earn dividend equivalents and account for the change in stock value.
(8)	Mr. Clarke was appointed chief executive officer of the Company in November 1999.
(9)	Mr. Ashman was appointed chief financial officer of the Company July 2006.
(10)	Mr. Elkes was appointed chief revenue officer and vice president, mergers and acquisitions of the Company in March 2007.
(11)	Mr. Morrow was appointed an executive officer of the Company in January 2007.
(12)	Ms. Santos was appointed general counsel and secretary of the Company in October 2007.
(13)	Mr. Lonergan resigned from his positions as president and chief operating officer of the Company in October 2007.
(14)	Mr. Goldstein resigned from his position as Vice President, General Counsel and Secretary on in September 2007.

Employment Agreements

The Company has from time to time entered into employment and severance arrangements with certain of its named executive officers. A summary of some of the material terms of these arrangements is set forth in the following paragraphs. Provisions of the agreements dealing with termination of employment are described under the heading “Potential Payments Upon Termination or Change in Control.”

On September 13, 2007, the Company entered into an Employment Agreement with Thomas J. Clarke, Jr., the Company’s Chairman of the Board and Chief Executive Officer. This agreement superseded his prior employment agreement with the Company dated January 1, 2006. Pursuant to the agreement, Mr. Clarke will continue to serve as the Chairman of the Board and Chief Executive Officer of the Company through September 30, 2009. Thereafter, the agreement automatically renews for successive one year terms, however, either party may terminate the agreement at the end of the initial term or subsequent renewal terms upon ninety days written notice. In consideration for his service, Mr. Clarke is entitled to an annual base salary of $410,000 and is eligible to receive annual cash bonus compensation, with a target of such bonus being 75% of his salary. Mr. Clarke is also entitled to receive an annual grant of long-term equity incentive compensation pursuant to the Company’s 2007 Performance Incentive Plan on January 1 of each year of his employment under the agreement. Each grant will have a value on the grant date of not less than $300,000.

On July 5, 2006, the Company entered into a two-year employment agreement with Eric Ashman, pursuant to which Mr. Ashman agreed to serve as the Company’s Chief Financial Officer. The agreement provides for an annual base salary of $260,000 per year and, for 2007, a cash bonus under the Company’s annual incentive bonus plan with the target of such bonus being 50% of annual salary. Mr. Ashman also received options to purchase up to 100,000 shares of the Company’s common stock which vest ratably over the first three anniversaries of the grant date.

On March 1, 2003, the Company entered into a two-year employment agreement with James Lonergan, pursuant to which Mr. Lonergan agreed to serve as President and Chief Operating Officer of the Company. The agreement was renewed for 1-year terms in 2005 and 2006. On March 1, 2007, the Company and Mr. Lonergan entered into an amendment to the employment agreement. On October 12, 2007, Mr. Lonergan resigned his position at the Company. In consideration for his service, Mr. Lonergan was entitled to an annual base salary of $285,000 and was eligible to receive annual cash bonus compensation. Mr. Lonergan, our former President and Chief Operating Officer, left the Company in October 2007. He received no additional compensation upon his departure.

On March 26, 2007, the Company entered into a two-year employment agreement with Steven Elkes, pursuant to which Mr. Elkes agreed to serve as Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions. The agreement provides for an annual base salary of $300,000 per year and, for 2007, a cash bonus under the Company’s annual incentive bonus plan for management and other significant employees of the Company, with the target of such bonus being 65% of annual salary. Mr. Elkes was also granted options to purchase up to 100,000 shares of the Company’s common stock, which options vest ratably over the first three anniversaries of the grant date.

On August 23, 2007, the Company entered into a two-year employment agreement with David Morrow, pursuant to which Mr. Morrow agreed to serve as the Company’s Editor-in-Chief. The agreement provides for an annual base salary of $235,000 per year and Mr. Morrow is entitled to receive additional bonus compensation under the Company’s 2007 Performance Incentive Plan payable at year end or shortly thereafter, which may be cash and/or equity compensation, for his employment during each calendar year of the term of the agreement. Mr. Morrow’s bonus is calculated in accordance with formulas specified in the Agreement for Grant of Cash Performance Award Under 2007 Performance Incentive Plan.

Grants of Plan-Based Awards in 2007

Name	Grant Date	Date of Committee/ Board Approval
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares of Underlying Options (#)(3)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Thomas J. Clarke, Jr.	1/19/2007	1/19/2007	—	615,000	1,076,250	45,000	—	—	390,600
Eric Ashman	1/19/2007	1/19/2007	—	344,500	602,875	12,000	—	—	104,160
Steven Elkes	3/26/2007	3/8/2007	—	195,000	195,000	—	100,000	12.06	462,459
David Morrow	1/19/2007	1/19/2007	—	235,000	411,250	15,000	—	—	130,200
Teresa Santos	1/19/2007	1/19/2007	—	—	—	5,000	—	—	43,400

(1)	This represents the potential payouts to the named executive officers under the Company’s annual incentive bonus plan for management and other significant employees, for 2007 awards as determined at the time of grant. The applicable targets are described in the Compensation Discussion and Analysis and the actual amount paid to each named executive officer under the STI and earned under the LTI is set forth in the Summary Compensation Table. Amounts earned as LTI are credited as phantom shares and will be paid in 3 cash installments in December 2008, 2009, and 2010 subject to continued employment.
(2)	One-third of the RSUs granted to Mr. Clarke, Mr. Ashman, Ms. Santos and Mr. Morrow will vest on each of the first three anniversaries of the grant date. Mr. Clarke’s RSU agreement provides that 100% of the then unvested portion will immediately vest in the event of a “Change in Control” (as such term is defined in the 1998 Plan) or in the event Mr. Clarke’s employment is terminated by the Company without “Cause” or by Mr. Clarke with “Good Reason” (as such terms are defined in the Employment Agreement, dated September 13, 2007, between Mr. Clarke and the Company). Mr. Ashman’s, Ms. Santos’ and Mr. Morrow’s RSU agreements provide that, in the event of a “Change in Control,” 50% of the then unvested portion will immediately vest. Each RSU award includes the grant of dividend equivalents with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered.

(3)	These options were granted to Mr. Elkes in March 2007 in connection with his employment by the Company as its chief revenue officer and vice president mergers and acquisition. One-third of the options will vest and become exercisable on each of the first three anniversaries of the grant date, and the options have a five-year term. The option agreement also provides that, in the event of a “Change in Control,” 100% of the then-unexercisable portion will immediately become exercisable. The Compensation Committee approved the grant to Mr. Elkes on March 8, 2007, but the grant did not become effective until he commenced employment on March 26, 2007 in accordance with the provisions of the 1998 Plan, the exercise price of his options was the closing price on March 23, 2007 the trading day before the grant become effective.
(4)	All grants in this table were issued under the Company’s 1998 Plan and 2007 Plan. In setting the exercise price of a stock option granted on a particular date under the Company’s 1998 Plan, the Committee uses the definition contained in the 1998 Plan, which provides that, unless the Committee determines otherwise, the fair market value of the common stock shall be the closing price of the common stock (on such exchange or market as is determined by the Committee to be the primary market for the common stock) on the trading day immediately preceding the date in question. In setting the exercise price of a stock option granted on a particular date under the Company’s 2007 Plan, the Committee uses the definition contained in the 2007 Plan, which provides that, unless the Committee determines otherwise, the fair market value of the common stock shall be the closing price of the common stock (on such exchange or market as is determined by the Committee to be the primary market for the common stock) on the grant date.

Outstanding Equity Awards at 2007 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas J. Clarke, Jr.	1/19/2007	—	—	—	—	45,000	716,400
	1/13/2006	—	—	—	—	30,000	477,600
	1/3/2005	133,333	66,667	4.08	1/3/2010	—	—
	1/2/2004	200,000	—	4.06	1/2/2009	—	—
Eric Ashman	1/19/2007	—	—	—	—	12,000	191,040
	7/5/2006	33,333	66,667	12.78	7/5/2011	—	—
Steven Elkes	3/26/2007	—	100,000	12.06	3/26/2012	—	—
David J. Morrow	1/19/2007	—	—	—	—	15,000	238,800
	1/3/2005	20,000	10,000	4.08	1/3/2010	—	—
	1/2/2004	30,000	—	4.06	1/2/2009	—	—
Teresa F. Santos	1/19/2007	—	—	—	—	5,000	79,600
	4/20/2006	—	5,000	7.98	4/20/2011	—	—

(1)	Each option grant has the following vesting schedule: one-third of the options vest and become exercisable on each of the first three anniversaries of the grant date. All of the options have a five-year term. Each grant of RSUs has the following vesting schedule: one-third of the RSUs vest on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Clarke, Jr.	50,000	414,250	15,000	126,600
Eric Ashman	—	—	—	—
Steve Elkes	—	—	—	—
David J. Morrow	30,000	234,250	—	—
Teresa F. Santos	2,500	5,988	—	—
James Lonergan	79,631	691,925	15,000	165,150
Jordan Goldstein	81,666	472,347	—	—

Potential Payments Upon Termination or Change in Control

The following summaries describe potential payments payable to our named executive officers upon termination of employment or a change in control. The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the Company and the executive.

Thomas J. Clarke, Jr., Chairman and Chief Executive Officer

Pursuant to employment, option and restricted stock unit agreements between the Company and Thomas J. Clarke, Jr., our chairman and chief executive officer, if we terminate Mr. Clarke’s employment other than for “Cause,” or if he resigns for “Good Reason,” then he will be entitled to receive the following:

•	severance pay of up to 150% of his then current salary, payable in a lump sum;
•	any earned but unpaid annual bonus for the year prior to termination;
•	a pro rata bonus for the year in which such termination or resignation occurs (based upon the average of the bonuses paid for the previous two years);
•	one year of continued health, life and disability insurance benefits; and
•	accelerated vesting of 100% of all then-outstanding unvested equity incentive grants.

Mr. Clarke’s employment agreement generally defines “Cause” to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to attempt to perform his authority, duties or other material breach of his employment agreement which persists for a period of 30 days or more after notice without cure. “Good Reason” is defined to include a material adverse change in Mr. Clarke’s functions, duties, titles, responsibilities or reporting responsibility in his position with the Company, the assignment of duties inconsistent with his position and status as Chairman and Chief Executive Officer, a reduction in his annual salary during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, a significant reduction of Mr. Clarke’s duties or responsibilities in connection with a “Change of Control” of the Company (as defined in the Company’s 2007 Performance Incentive Plan (the “2007 Plan”) and as described below) (other than solely by virtue of the Company being acquired and made part of a larger entity), and Mr. Clarke's relocation by the Company to a location more than fifty (50) miles from the Company’s current headquarters or his New Jersey home.

If his employment is terminated by reason of death, “Disability,” or the expiration of the agreement then he will be entitled to receive any earned by unpaid annual bonus for the year prior to termination, plus a pro rata bonus for the year in which death, Disability or expiration of the agreement occurs (based upon the average of the bonuses paid for the previous two years). The agreement defines “Disability” as a physical or mental incapacity that, in the good faith judgment of the Company’s Board, prevents Mr. Clarke from performing his duties for 90 consecutive days or for 150 days during any year.

If Mr. Clarke’s employment is terminated due to the expiration of the agreement by reason of the Company’s notice of non-renewal, then in addition to the bonus described above, he will be entitled to receive the following:

•	severance pay of 100% of his then current salary, payable in a lump sum; and
•	one year of continued health, life and disability insurance benefits.

In order to receive the severance payments and benefits, Mr. Clarke must execute a release of claims and not violate his obligations in the agreement to keep information about the Company’s business confidential, and, for a period of one year, not to engage in competition with the Company (i.e., not to be employed by or otherwise affiliated with any company that engages in the business of providing original editorial financial news and commentary over the Internet), or to solicit for employment or hire anyone who was employed by the Company during the term of his agreement.

Under the terms of the Company’s 2007 Performance Incentive Plan and Mr. Clarke’s May 2007 Agreement for Grant of Cash Performance Award, short-term (“STI”) and long-term compensation (“LTI”) awarded thereunder will be paid upon termination or change of control based upon the following conditions. In the event of termination of employment, all STI and those portions of LTI (Phantom Shares) which have vested prior to the termination date will be paid to Mr. Clarke. In the event of a change of control or upon termination of employment as a result of Mr. Clarke’s death, all vested amounts of STI and LTI will be paid and all unvested Phantom Shares will vest and the cash value will be paid out to Mr. Clarke or his estate. Assuming Mr. Clarke’s employment was terminated under the circumstances noted in the table below as of December 31, 2007, payments and benefits to him would have an estimated potential value as follows:

Payment Trigger	Cash Severance ($)	Pro-Rated Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)
With “Cause”	—	—	—	—
Without “Cause” or for “Good Reason”	615,000	307,500	13,172	1,983,337
Change of Control	—	615,000	—	1,983,337
Termination after Change of Control	615,000	307,500	13,172	1,983,337
Death or Disability	—	307,500	—	—
Non-renewal of agreement	410,000	307,500	13,172	—

(1)	The option spread and value of RSUs are based on the Company’s stock price on December 31, 2007 at the close of the trading day as reported on Nasdaq, being $15.92 per common share.

Other Named Executive Officers

Pursuant to the Company’s employment and incentive award agreements with Eric Ashman, our Chief Financial Officer, Steven Elkes, our Chief Revenue Officer and Executive Vice President, Mergers & Acquisitions and David Morrow, our Editor-in-Chief, if we terminate the executive’s employment other than for “Cause,” or if he resigns for “Good Reason,” then each is entitled to receive the following:

•	with regard to Mr. Ashman and Mr. Elkes, severance pay of 100% of the executive’s then current salary;
•	with regard to Mr. Morrow, severance pay equal to the higher of 100% of his then current salary or the salary due under the remaining term of the agreement;
•	with regard to Mr. Ashman and Mr. Elkes, up to one year of continued health, life and disability insurance in benefits;
•	with regard to Mr. Morrow, continued health, life and disability insurance in benefits for the remaining term of the agreement.

Mr. Elkes is also entitled to a pro rated bonus for the year of termination (to the extent earned). In the event of a Change of Control, Mr. Ashman is entitled to accelerated vesting of 50% of all then-outstanding unvested equity incentive grants he received under the 1998 Plan. In addition, each of Mr. Ashman and Mr. Morrow is entitled to short-term and long-term cash incentive payments. Under the terms of the Company’s 2007 Performance Incentive Plan and the executives’ May 2007 Agreement for Grant of Cash Performance Award, short-term (“STI”) and long-term compensation (“LTI”) awarded thereunder will be paid upon termination or change of control based upon the following conditions. In the event of termination of employment, all STI and those portions of LTI (Phantom Shares) which have vested prior to the termination date will be paid to the executive. In the event of a change of control or upon termination of employment as a result of the executive’s death, all vested amounts of STI and LTI will be paid and all unvested Phantom Shares will vest and the cash value will be paid out to the executive or his estate. In the event of a Change of Control, Mr. Elkes is entitled to accelerated vesting of 100% of all then-outstanding unvested equity incentive grants, a pro-rated bonus for up to one year, and he is entitled to severance pay of up to two years of his then current salary. In addition, he is entitled to up to two years of health, life and disability benefits.

In order to receive the severance payments and benefits, each executive must execute a release of claims and not violate his obligations in the agreement to keep information about the Company’s business confidential, and for a period of one year not to engage in competition with the Company (i.e., not to be employed by or otherwise affiliated with any company that engages in the business of providing original editorial financial news and commentary over the Internet), or not to solicit for employment or hire anyone who was employed by the Company during the term of his agreement. In the case of Mr. Ashman, the non-competition provision only applies to terminations by the Company for “cause” or by Mr. Ashman for good reason and only for nine months.

The executives’ employment agreements generally define “Cause” to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unexcused repeated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or breach of the employment agreement which is not cured within 30 days after notice. “Good Reason” is generally defined to include a material adverse change in the executive’s functions, duties, or responsibilities or reporting responsibility in his position with the Company, a reduction in the executive’s annual salary, failure of the Company to cure a material breach of the executive’s employment agreement by the Company, a significant reduction of the executive’s duties or responsibilities in connection with a “Change of Control” of the Company (other than solely by virtue of the Company being acquired and made part of a larger entity), and the executive’s relocation by the Company to a location more than fifty (50) miles from the Company’s current headquarters or the executive’s home.

A “Change of Control” under the 1998 Plan and 2007 Plan occurs upon (1) the acquisition of a majority of the voting power of the Company’s stock by a person, entity, or group (with certain exceptions) that owned less than 5% of such voting power immediately prior to the Company’s initial public offering; (2) the date on which a majority of the members of the Board of Directors are not “Current Directors” (which term is defined to mean the Company’s current directors and directors whose nomination or election was approved by a majority of the directors who at the time were “Current Directors”); (3) a merger or consolidation with another entity where the Company’s stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.

Assuming the employment of the other named executive officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2007, payments and benefits to each would have estimated potential values as follows (with the value of equity awards being the option spread and value of RSUs based on the Company’s stock price on December 31, 2007):

Eric Ashman, Chief Financial Officer

Payment Trigger	Cash Severance ($)	Pro-Rated Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)
With “Cause”	—	—	—	—
Without “Cause” or for “Good Reason”	265,000	—	12,024	—
Change of Control	—	344,500	—	200,189
Termination after Change of Control	265,000	—	12,024	200,189
Disability	—	—	—	—
Non-renewal of agreement	—	—	—	—

Steven Elkes, Chief Revenue Officer and Executive Vice President, Mergers & Acquisitions

Payment Trigger	Cash Severance ($)	Pro-Rated Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)
With “Cause”	—	—	—	—
Without “Cause” or for “Good Reason”	300,000	195,000	12,485	—
Change of Control	—	—	—	386,000
Termination after Change of Control	600,000	195,000	24,970	386,000
Disability	—	—	—	—
Non-renewal of agreement	—	—	—	—

David Morrow, Editor-in-Chief

Payment Trigger	Cash Severance ($)	Pro-Rated Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)
With “Cause”	—	—	—	—
Without “Cause” or for “Good Reason”	235,000	—	4,524	—
Change of Control	—	235,000	—	178,600
Termination after Change of Control	235,000	—	—	—
Disability	—	—	—	—
Non-renewal of agreement	—	—	—	—

See “Executive Compensation — Summary Compensation Table” for the actual amounts they received in 2007.

Mr. Lonergan, our former President and Chief Operating Officer, left the Company in October 2007. He received no additional compensation upon his departure. Mr. Goldstein, our former Vice President, General Counsel and Secretary, left the Company in September 2007. He received no additional compensation upon his departure.

TRANSACTIONS WITH RELATED PERSONS

Employment Agreement with James J. Cramer

On April 9, 2008, the Company and James J. Cramer, entered into a new employment agreement (the “Employment Agreement”), effective January 1, 2008 (the “Effective Date”). Pursuant to the Employment Agreement, Mr. Cramer will, among other things, author articles for the Company’s advertising supported and paid publications including the Company’s Action Alerts PLUS product and provide reasonable promotional and other services, subject to certain terms and conditions.

As compensation for his services under the Employment Agreement, Mr. Cramer will receive, among other things, an annual salary of $1,300,000, $1,560,000 and $1,872,000, respectively, for the three successive years of the Employment Agreement. In addition, Mr. Cramer will receive a signing bonus in the amount of $100,000 and will be eligible for an annualized target bonus equal to 75% of salary based upon achievement of financial targets as determined by the Company.

Mr. Cramer also will receive restricted stock units under the Company’s 2007 Plan with respect to 300,000 shares of the Company’s common stock. The RSUs will be payable in shares of such common stock and vest and become payable in equal installments on each January 1 of the next successive five years, provided that Mr. Cramer remains an employee of the Company on such date, subject to accelerated vesting following a “Change of Control” (as defined in the Employment Agreement) and other terms and conditions. Mr. Cramer also is eligible to receive additional awards under the 2007 Plan as determined by the Company. Subject to certain terms and conditions, Mr. Cramer also is entitled to a cash “Change of Control” payment equal to three times his “base amount” (as defined in the Employment Agreement, which is generally similar to the definition in Section 280G of the Internal Revenue Code) following a Change of Control, following which Mr. Cramer also has the right to terminate the Employment Agreement.

Mr. Cramer has agreed that, during the term of the Employment Agreement, he will not author articles for other online financial publications that compete with the Company or act in certain capacities for any other start-up on-line business that competes with the Company, in any case without the Company’s consent, except for certain print publications (including, for example, his authorship of a column for New York magazine) and contents of Mr. Cramer’s books appearing on the Internet. Mr. Cramer is permitted to pursue other journalistic and other endeavors, provided that they are not inconsistent with the performance of his obligations to the Company. Such prohibitions shall continue for 18 months following his termination by the Company for “Cause” or by him without “Good Reason” (as such terms are defined in the Employment Agreement). In addition, until 18 months after the termination of his employment, Mr. Cramer will not solicit for employment any person who was employed by the Company during the six months prior to such termination.

The Employment Agreement has a term of three years, provided that Mr. Cramer may terminate the Employment Agreement as of January 15 of any year upon not less than 60 days and not more than 90 days prior written notice to the Company, whereupon he will be entitled to, among other things, salary, vested RSUs and the prior year’s unpaid bonus, if any, through the date of termination, subject to certain terms and conditions. If the Company terminates Mr. Cramer’s employment for Cause or Mr. Cramer terminates his employment without Good Reason, then he will be entitled to, among other things, salary and vested RSUs through the date of termination, subject to certain terms and conditions. If Mr. Cramer terminates his employment for Good Reason, or if the Company terminates Mr. Cramer’s employment without Cause, then he will be entitled to, among other things, salary through the date of termination, accelerated vesting of all RSUs, an amount equal to the Change of Control payment, the prior year’s unpaid bonus, if any, and pro-rated then current year bonus, if any, subject to certain terms and conditions.

If certain payments to Mr. Cramer, including pursuant to a Change of Control, are determined to be subject to the excise tax imposed under the Internal Revenue Code Section 4999 (the “Excise Tax”), then Mr. Cramer will be entitled to an additional payment in an amount such that the net amount of such additional payment retained by Mr. Cramer after payment of certain income and employment taxes shall be equal to the Excise Tax imposed on the payments to Mr. Cramer; provided however that such additional payments shall only be made to Mr. Cramer if the total parachute payments payable to Mr. Cramer exceed the point at which Exise Taxes apply by at least 10%.

The Employment Agreement contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against, among other things, losses suffered in connection with the provision of his services under the Employment Agreement (and previous employment agreements).

Under the Employment Agreement, Mr. Cramer terminated all Rule 10b5-1 plans with respect to the Company’s common stock within three days of the execution of the Employment Agreement and to not establish a Rule 10b5-1 plan before April 1, 2009.

PROPOSAL 2

APPROVAL OF THESTREET.COM, INC.
2007 PERFORMANCE INCENTIVE PLAN, AS AMENDED AND RESTATED

The adoption of the Company's 2007 Performance Incentive Plan was approved by the stockholders of the Company in May 2007. Since the adoption of the Plan, 628,878 shares are subject to stock options that have been granted but not yet vested, 443,261 shares have been issued as unvested Restricted Stock Units and 306,040 have been transferred into the plan from the 1998 Stock Incentive Plan; leaving only 483,901 shares available for future awards. In order to support the Company's long-term incentive compensation program and enable it to continue to attract and retain employees, directors and consultants, the Board of Directors has determined that it is necessary to amend the Plan to increase the number of shares available for awards. Accordingly, the Board of Directors has approved and recommends to stockholders the reservation of an additional 1,000,000 shares of Common Stock for issuance under the Plan.

The following is a description of the material terms of the Plan as amended subject to shareholder approval, and as such is qualified by the actual terms of the Plan, the full text of which is set forth in Exhibit A to this Proxy Statement. If the Plan as set forth in Exhibit A is not approved by the stockholders, the Plan will continue in effect under its present terms.

Description of the 2007 Plan

Purpose.  The purpose of the 2007 Plan is to enable the Company to attract and motivate highly qualified employees, directors, consultants, and outside contributors to the Company’s products and services, align their financial interests with long-term shareholder value creation, reward exceptional performance, and provide for a correspondingly negative impact in the event of underperformance.

Eligibility.  Awards may be granted to current and prospective employees, directors, consultants and outside contributors to the Company’s products and services.

Administration.  The plan will be administered by a committee of the Board consisting of non-employee directors (the “Committee”), except that the full Board will administer the plan as it relates to awards to non-employee directors. (References to the Committee in this description include the Board with respect to non-employee director awards.) The Committee will have the authority to establish rules and guidelines for the administration of the plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of awards; amend awards; interpret the plan and award documents; and make all determinations necessary for the administration of the plan. The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors, provided that the Committee specifies the total number of shares as to which awards may be granted under such a delegation.

Shares Available for Awards.  The number of shares which may be issued under the 2007 Plan is 2,250,000 shares, which is approximately 11.6% of the Company’s outstanding shares as of the record date for the Annual Meeting. In addition, any shares previously authorized for grant under the 1998 Plan that remain available for grant on the effective date of the 2007 Plan or subsequently become available as a result of forfeitures will be rolled over into the 2007 Plan. If any shares covered by an award under the 2007 Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the plan. Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise or net settlement of stock options or stock appreciation rights will also become available for future awards under the plan. No individual may be granted any combination of stock options, SARs, restricted stock, RSUs, or other stock-based awards with respect to more than 1,000,000 shares in any fiscal year. The plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition or to dividend equivalents that may be awarded as part of other awards and paid in stock.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years. Each stock option or SAR must have an exercise price not less than the fair market value of the

Company’s stock on the date of grant. Repricing is prohibited. The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise. No more than 1,000,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units.  The Committee may award restricted stock and restricted stock units (“RSUs”) and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives. The Committee may provide for payment of an RSU award upon vesting or at a later date. The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine.

Cash Awards.  The Committee may grant cash awards which entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award. The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years. The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts. The maximum cash award which may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $7 million.

Performance Awards.  The Committee may grant performance awards, which may be cash or other awards authorized by the plan, which are payable upon the achievement of performance goals during performance periods, as established by the Committee. Performance awards may, but need not, be structured to comply with the requirements for deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	net earnings or net income (before or after taxes);
(2)	earnings per share;
(3)	net sales or revenue growth;
(4)	gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	net operating profit (or reduction in operating loss);
(6)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	earnings before or after taxes, interest, depreciation, and/or amortization;
(9)	gross or operating margins;
(10)	productivity ratios (and/or such ratios as compared to various stock market indices);
(11)	stock price (including, but not limited to, growth measures and total shareholder return);
(12)	stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);

(13)	expense targets;
(14)	margins;
(15)	operating efficiency;
(16)	market share;
(17)	customer satisfaction;
(18)	employee satisfaction or retention;
(19)	development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	working capital targets;
(21)	economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(22)	market value added;
(23)	debt to equity ratio;
(24)	strategic business goals relating to acquisitions, divestitures and joint ventures;
(25)	business goals relating to web sites operated by the Company;
(26)	business goals relating to advertising on Company web sites; and
(27)	business goals relating to subscriptions to Company products and services.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control.  The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws. A change in control is deemed to occur in very general terms upon (1) the acquisition of a majority of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s board, (3) a merger in which the Company’s shareholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) shareholder approval of the liquidation of the Company.

Adjustments.  In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, the Board will make adjustments as it deems appropriate to prevent dilution or enlargement of benefits. These adjustments include changing the number and type of shares to be issued under the plan; changing the per-participant limitation on awards; and changing the number of shares (or amount of other property) subject to outstanding awards and the purchase or exercise price of outstanding awards.

Amendments.  The Board may amend the plan from time to time. The Board will seek shareholder approval of material amendments to the plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations, such as the prohibition on repricing.

Federal Income Tax Consequences

The following is a very general description of some of the basic tax principles that apply to awards under the 2007 Plan. The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss. Other awards under the plan, including stock appreciation rights, restricted stock, RSUs and cash awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property.

Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for “performance-based compensation” as defined under Section 162(m). The Company intends that options and SARs granted under the 2007 Plan will qualify as performance-based compensation under Section 162(m). The Company intends to make all or a portion of the future annual bonus awards to executive officers as cash performance awards under the plan that qualify for deductibility under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the plan will be fully deductible under all circumstances. In addition, other awards under the plan, such as restricted stock, RSUs and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the plan. Different tax rules may apply to specific participants and transactions under the plan.

Miscellaneous

On March 31, 2008, the closing price of the Company's stock as reported on the Nasdaq Global Market was $8.08 per share. Approval of the Amendment to the 2007 Plan requires the affirmative vote of a majority of the total votes present at the meeting (in person or by proxy) and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect.

The Board of Directors recommends that stockholders vote FOR approval of the Company’s 2007 Performance Incentive Plan, as amended and restated.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding awards granted under the 1998 Plan and 2007 Performance Incentive Plan, as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))(3)
Equity compensation plans approved by stockholders	1,926,354	$7.47	1,316,105
Equity compensation plans not approved by stockholders	—	—	—
Total	1,926,354	$7.47	1,316,105

(1)	Includes 1,662,308 shares subject to outstanding stock options and 264,046 shares subject to outstanding restricted stock unit awards.
(2)	The weighted average exercise price of outstanding exercisable stock options is $4.78. This is determined without regard to RSU’s as they have no exercise price.
(3)	These shares are available for issuance under our 2007 Performance Incentive Plan. The plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2008 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and nominees for director, (iii) the named executive officers as set forth in the Summary Compensation Table, and (iv) all of the named executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Five Percent Shareholders
Technology Crossover Ventures(3)	5,014,025	14.1%
James J. Cramer(4)	3,761,540	12.3
Columbia Wanger Asset Management, LP(5)	2,925,000	9.6
Martin Peretz(6)	2,284,913	7.5
Independence Investments, LLC(7)	2,243,782	7.4
The Guardian Life Insurance Company of America(8)	1,758,920	5.8
UBS AG(9)	1,656,512	5.4
North Pointe Capital, LLC(10)	1,545,626	5.1
Directors and Executive Officers
Jay C. Hoag(11)	5,014,025	14.1%
James J. Cramer(12)	3,761,540	12.3
Martin Peretz(13)	2,284,913	7.5
Thomas J. Clarke, Jr.(14)	838,037	2.7
Jeffrey M. Cunningham(15)	31,742	*
William R. Gruver(16)	68,742	*
Derek Irwin	—	—
Daryl Otte(17)	36,742	*
Jeffrey A. Sonnenfeld(18)	45,542	*
Eric Ashman(19)	40,573	*
Steven Elkes(20)	43,333	*
David Morrow(21)	63,800	*
Teresa Santos(22)	3,433	*
All executive officers and directors as a group (13 persons)	12,232,422	33.8%

*	Represents beneficial ownership of less than 1%.
(1)	Except as otherwise indicated, the address for each stockholder is c/o TheStreet.com, Inc., 14 Wall Street, New York, NY 10005. Other addresses in the notes below are based on recent filings with the SEC. With respect to the five percent shareholders, we have relied upon their beneficial ownership reports as filed with the SEC.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on a total of 30,445,107 common shares outstanding as of March 31, 2008. Shares of common stock over which the named person has rights to acquire voting or dispositive power within sixty days of March 31, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for computing the percentage ownership of any other person. Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3)	Consists of 3,856,942 shares of common stock immediately issuable upon conversion of 5,500 shares of Series B convertible preferred stock (representing beneficial ownership of 100% of the outstanding shares of such class of stock) and 1,157,083 shares issuable upon exercise of certain warrants to purchase common stock with an exercise price of $15.69 per share. TCV VI, L.P. (“TCV VI”) is the record holder of 5455.95 shares of Series B convertible preferred stock and warrants to purchase 1,147,816 shares of common stock, and TCV Member Fund, L.P. (“Member Fund”) is the record holder of 44.05 shares of Series B convertible preferred stock and warrants to purchase 9,267 shares of common stock. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the sole general partner of TCV VI and general partner of Member Fund. Messrs. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, William J.G. Griffith and Robert Trudeau are the Class A Members of TCM VI. Messrs. Hoag, Kimball, Drew, Reynolds, Griffith and Trudeau and TCM VI disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The total percentage of common stock outstanding for TCV VI and Member Fund is calculated on an as converted basis with the number of warrants and Series B preferred shares added to both the numerator and the denominator.

(4)	Includes 1,833,669, shares owned directly by Mr. Cramer, 1,754,538 shares owned by Cramer Partners, L.L.C. and 173,333 shares issuable to Mr. Cramer upon exercise of options within 60 days of March 31, 2008.
(5)	According to Columbia Wanger Asset Management, L.P.’s filing with the SEC on Schedule 13G dated as of December 31, 2007, consists of 2,925,000 shares held in accounts managed on a discretionary basis by Independence Investments LLC, as investment advisor. Independence Investments LLC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares, and the right to vote or direct the vote of 2,925,000 of such shares. The principal business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago IL 60606.
(6)	Includes 214,216 shares owned directly by Dr. Peretz and 25,000 shares issuable to Dr. Peretz upon exercise of options within 60 days of March 31, 2008. Also includes the following shares, over which Dr. Peretz has sole voting and dispositive power: 1,523,413 shares owned by Peretz Partners, L.L.C., of which Dr. Peretz is manager; and 254,504 shares held by Peretz Family Investments, L.P., of which Dr. Peretz is general partner. Dr. Peretz disclaims beneficial ownership of such shares. Also includes the following shares, over which Dr. Peretz has shared voting and dispositive power: 73,618 shares held by a trust for the benefit of Dr. Peretz; 79,089 shares held by a trust for the benefit of Dr. Peretz’s spouse; 113,073 shares held by his spouse; and 1,000 shares held by each of two trusts for the benefit of Dr. Peretz’s children, for each of which Dr. Peretz is a co-trustee.
(7)	According to Independence Investments LLC’s filing with the SEC on Schedule 13G dated as of December 31, 2007, consists of 2,243,782 shares held in accounts managed on a discretionary basis by Independence Investments LLC, as investment advisor. Independence Investments LLC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares, and the right to vote or direct the vote of 2,142,682 of such shares. The principal business address of Independence Investments LLC is 160 Federal Street, Boston, MA 02110.
(8)	According to The Guardian Life Insurance Company of America’s filing with the SEC on Schedule 13G dated as of December 31, 2007, consists of 1,758,920 shares held in accounts managed on a discretionary basis by The Guardian Life Insurance Company of America, through the subsidiaries of (1) Guardian Investor Services LLC, investment advisor and registered broker dealer, and (2) RS Investment Management Co. LLC, as investment advisor. The Guardian Life Insurance Company of America has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares, and the right to vote or direct the vote of none of such shares. The principal business address of The Guardian Life Insurance Company of America is 7 Hanover Square, H-26-E, New York, NY 10004.
(9)	According to UBS AG’s filing with the SEC on Schedule 13G dated as of December 31, 2007, consists of 1,656,512 shares held in accounts managed on a discretionary basis by UBS AG and its subsidiary, the UBS Global Asset Management business group, as investment advisor. UBS AG has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares, and the right to vote or direct the vote of 1,425,610 of such shares. The principal business address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland. The principal business address of the UBS Global Asset Management business group is One North Wacker, Chicago, Illinois 60606.
(10)	According to North Pointe Capital, LLC’s filing with the SEC on Schedule 13G dated as of December 31, 2007, consists of 1,545,626 shares held in accounts managed on a discretionary basis by North Pointe Capital, LLC, as investment advisor. North Pointe Capital, LLC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares, and the right to vote or direct the vote of 1,243,875 of such shares. The principal business address of North Pointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, MI 48084.

(11)	Consists of 5,500 shares of Series B preferred stock immediately convertible to 3,856,942 shares of Common Stock and warrants immediately exercisable for a total of 1,157,083 shares of Common Stock beneficially owned by TCV VI and TCV Member Fund as detailed in footnote 3 above. Mr. Hoag is a class A Member of Technology Crossover Management VI, L.L.C. (“TCM VI”), which is the sole general partner of TCV VI and TCV Member Fund. TCM VI, a Delaware limited liability company, is the sole general partner of TCV VI, L.P. and TCV Member Fund, L.P. Mr. Hoag disclaims beneficial ownership of the TCV VI and TCV Member Fund shares except to the extent of his pecuniary interests therein.
(12)	See footnote 4.
(13)	See footnote 6.
(14)	Consists of 438,037 shares owned by Mr. Clarke and 400,000 shares issuable to Mr. Clarke upon exercise of options within 60 days of March 31, 2008.
(15)	Consists of 31,742 shares owned directly by Mr. Cunningham.
(16)	Consists of 22,942 shares owned directly by Mr. Gruver, 20,800 shares owned by Mr. Gruver’s spouse and 25,000 shares issuable to Mr. Gruver upon exercise of options within 60 days of March 31, 2008.
(17)	Consists of 36,742 shares owned directly by Mr. Otte.
(18)	Consists of 20,542 shares owned directly by Dr. Sonnenfeld and 25,000 shares issuable to Dr. Sonnenfeld upon exercise of options within 60 days of March 31, 2008.
(19)	Consists of 7,240 shares owned by Mr. Ashman and 33,333 shares issuable to Mr. Ashman upon exercise of options within 60 days of March 31, 2008.
(20)	Consists of 10,000 shares owned by Mr. Elkes and 33,333 shares issuable to Mr. Elkes upon exercise of options within 60 days of March 31, 2008.
(21)	Consists of 3,800 shares owned by Mr. Morrow and 60,000 shares issuable to Mr. Morrow upon exercise of options within 60 days of March 31, 2008.
(22)	Consists of 933 shares owned by Ms. Santos and 2,500 shares issuable to Ms. Santos upon exercise of options within 60 days of March 31, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of such reports received by the Company with respect to fiscal 2007 and written representations from such reporting persons, the Company believes that all reports required to be filed under Section 16(a) have been timely filed by such persons, other than one report on Form 3 required to be filed by Teresa Santos in October 2007 which was filed in November 2007 due to a technical issue related to initial generation of CCC and CIK reporting codes for Ms. Santos.

PROPOSAL 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent registered public accounting firm. In fulfillment of that responsibility, the Audit Committee has selected Marcum & Kliegman LLP (“Marcum & Kliegman”) as the Company’s independent registered public accountants to examine the Company’s accounts for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Marcum & Kliegman served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006. Representatives of Marcum & Kliegman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of Marcum & Kliegman, the Audit Committee will reconsider their selection.

Fees of Independent Registered Public Accountants

The following table sets forth the aggregate fees billed to the Company by Marcum & Kliegman, its independent registered public accounting firm, for services rendered with respect to the fiscal years ended December 31, 2007 and 2006:

	2007	2006
Marcum & Kliegman LLP
Audit Fees	$364,862	$309,729
Audit-Related Fees	445,304	13,045
Tax Fees	—	—
All Other Fees	36,100	—
Total M&K Fees	$846,266	$322,774

Audit-Related Fees for 2007 primarily consist of fees relating to our acquisitions of Corsis Technology Group II LLC and Bankers Financial Products Corp. and review of continuous disclosure documents and research regarding discrete proper accounting treatment of restricted stock units.

The Audit Committee approves, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the Company’s independent registered public accounting firm prior to its engagement to perform such services.

The Board of Directors recommends that stockholders vote FOR the ratification of Marcum & Kliegman LLP as the Company’s independent registered public accounting firm.

2007 Report of the Audit Committee

The primary function of the Audit Committee is to oversee the Company’s accounting, auditing and financial reporting processes. The Committee operates pursuant to a written charter adopted by the Board of Directors, which is publicly available on the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. In addition to preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles, management is responsible for assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, as well as expressing an opinion on (1) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (2) the effectiveness of the Company’s internal control over financial reporting.

Generally, at meetings of the Audit Committee held during fiscal 2007, the Committee met with senior members of the Company’s finance department and members of the audit engagement team of Marcum & Kliegman LLP, the Company’s independent registered public accounting firm. The Committee also met with the Company’s general counsel to discuss legal, corporate governance and regulatory matters that concern the Company. In the performance of its oversight functions, the Committee reviewed and discussed with management and representatives of the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s consolidated financial statements. The Committee also monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also met with representatives of the independent registered public accounting firm in private sessions, without members of the Company’s management being present, to discuss accounting, disclosure and internal control issues, including matters that the auditors are required to discuss with the Committee by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent registered public accounting firm its independence.

Pursuant to the Audit Committee Charter, the Committee is also responsible for the appointment of the Company’s independent registered public accounting firm, evaluation of that firm’s performance and, when circumstances warrant, termination of that firm’s engagement. Accordingly, the Committee met with senior members of the Company’s financial management team in private sessions to discuss Marcum & Kliegman’s performance.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews and procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Derek Irwin, Chairman
William R. Gruver
Daryl Otte

STOCKHOLDER PROPOSALS PURSUANT TO RULE 14a-8

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2009, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 26, 2008. Such proposals should be directed to TheStreet.com, Inc., Attention: Secretary, 14 Wall Street, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company’s Bylaws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2009 deliver written notice thereof to the Company no earlier than February 25, 2009 and no later than March 24, 2009, and comply with all other applicable requirements of the Bylaws. However, in the event that the Annual Meeting of Stockholders in 2009 is called for a date that is more than 30 days before or after the anniversary date of the Annual Meeting of Stockholders in 2008, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting of Stockholders in 2009 was mailed to stockholders or made public, whichever first occurs. In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance-notice Bylaw provision.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided.

OTHER MATTERS

The last date for timely filing stockholder proposals relating to the Annual Meeting under the Company’s Bylaws was March 26, 2008. As of the date of this Proxy Statement, the Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

The Company’s Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2007 accompanies this Proxy Statement. The annual report, which contains audited financial statements, along with other information about the Company is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

By Order of the Board of Directors,

Teresa F. Santos
Secretary
New York, New York
April 29, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

THESTREET.COM, INC.

May 29, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 052908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class III Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Thomas J. Clarke, Jr
○ Jeffrey M. Cunningham

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The proposal to approve TheStreet.com 2007 Performance Incentive Plan, as Amended and Restated.	☐	☐	☐
3. The proposal to ratify the appointment of Marcum & Kliegman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THESTREET.COM, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 2008

The undersigned hereby appoints Thomas J. Clarke, Jr. and Teresa F. Santos, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of TheStreet.com, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, May 29, 2008, at 10:00 a.m at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the reverse side)

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